Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”), is made by and between THE MEDICINES COMPANY, a Delaware corporation with its principal place of business located at 8 Sylvan Way, Parsippany, New Jersey 07054 (the “Company”) and STRATEGIC IMAGERY, LLC, having an address of 315 South Shore Drive, Sarasota, Florida 34234 (the “Consultant”). The Company and Consultant shall, at times throughout this Agreement, be referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, the Company desires to obtain the services and advice of the Consultant and the Consultant desires to render such services and advice to the Company.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, and for other good and valuable consideration, the Parties agree as follows:

1.    Services

The Consultant agrees to perform such advisory services relating to the Company's human strategy talent valuation initiative as may be requested by the Company and as the Company and the Consultant shall agree from time to time (the “Services”).

2.    Compliance with Law

2.1
Consultant shall comply with any and all applicable Federal, State, and local laws and regulations and industry guidances and standards related to the Services. Consultant agrees to comply with the Company's reasonable requests for any information and documentation necessary to verify compliance with such applicable laws, regulations and industry guidances and standards. Consultant further agrees to abide by all current and future policies and procedures of Company applicable to the Services.

2.2
Consultant represents and warrants that the execution, delivery and performance of this Agreement, including but not limited to, Consultant's acceptance of payment in exchange for performance of the Services and all of Consultant's other obligations pursuant to the terms and conditions of this Agreement, will not violate or conflict with: (a) any other agreement to which Consultant is a party or (b) any other lawful restriction of any kind.

2.3	Consultant represents that it shall cooperate with and, to the extent applicable, abide by the Company's Global Code of Conduct and Ethics, available at http://public.themedco.com/codeofconduct.

2.4
Consultant represents and warrants that neither Consultant nor any individual or entity acting on Consultant's behalf, nor any payee under this Agreement, will, directly or indirectly, offer, pay or accept, or authorize the offering, payment, or acceptance of, any money or anything of value to or from any third party, with the knowledge or intent that the payment, promise or gift, in whole or in part, will be made in order to improperly influence an act or decision that will assist Consultant, the Company or the third party in securing an improper advantage or in improperly obtaining or retaining business or in improperly directing business to any person or entity.

3.    Term and Termination

3.1
The date this agreement is signed by the last party to sign it (as indicated by the date associated with that party's signature) will be deemed the effective date of this agreement (the “Effective Date”). If a party signs fails to date a signature, the date that the other party receives the signing party's signature will be deemed to be the date that the signing party signed this agreement, and the other party may inscribe that date as the date associated with the signing party's signature. This Agreement will continue for a period of one (1) year from the Effective Date (the “Term”). Thereafter, this Agreement shall be subject to renewal for successive periods, upon the further written agreement of the Parties.

3.2	The Company may terminate this Agreement immediately upon written notice to Consultant for any violation by Consultant of any provision of this Agreement or for any other cause.

3.3	Either Party may terminate this Agreement upon thirty (30) days written notice to the other Party.

3.4
In the event of termination, the Consultant shall be entitled to payment for services performed prior to the effective date of termination. Such payments shall constitute full settlement of any and all claims of the Consultant of every description against the Company.

3.5	Consultant's obligations under Section 5 of this Agreement survive the expiration and/or termination of this Agreement.

4.	Compensation and Expense Reimbursement.

4.1
During the Term of this Agreement, the Company will pay the Consultant hourly consulting fees in the amount of $375. Consultant is authorized to spend a maximum of 320 hours in connection with the Services. The total amount payable for the Services under this Agreement shall not exceed $120,000 without prior written authorization from Company. The Company's payment of the fees specified in this Agreement constitutes full payment to Consultant for the Services and Consultant shall not receive any other compensation or benefits for the Services. If, however, the Company requests a modification of the Services, the Parties shall agree in writing to adjust the fee accordingly.

4.2	The Company shall reimburse the reasonable out-of-pocket expenses necessarily incurred by the Consultant in connection with the performance of the Services.

4.3
The Consultant will invoice the Company on a monthly basis for fees and expenses for the Services performed by Consultant in accordance with the terms of this Agreement, and the Company agrees to pay such invoices within forty-five (45) days after receipt of the invoice.

4.4
No amount paid or reimbursed by or on behalf of the Company, nor any services performed by Consultant are intended to be, nor shall they be construed as, an offer or payment made, whether directly or indirectly, to induce or reward the referral of patients, the purchase, lease or order of any item or service, or the recommendation or arranging for the purchase, lease or order of any item or service.

5.    Inventions and Proprietary Information

5.1	Inventions

5.1.1
The Consultant will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software and works of authorship relating to the Company's business, whether patentable or not, which are created, made, conceived or reduced to practice by it or under its direction or jointly with others during the term of this Agreement (all of which are collectively referred to in this Agreement as “Developments”).

5.1.2
The Company shall own and have title to any Developments made during the term of this Agreement. The Consultant agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all of the Consultant's right, title and interest, if any, in and to all Developments and all related patents, patent applications, copyrights and copyright applications.

5.1.3
The Consultant agrees to cooperate fully with the Company, both during and after the term of this Agreement, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. The Consultant shall, at the Company's expense, sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Developments.

5.2     Proprietary Information

5.2.1
The Consultant agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company's products, business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists and contacts at or knowledge of customers or prospective customers of the Company. The Consultant will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of its duties as a consultant of the Company) without written approval by an officer of the Company, either during or after the term of this Agreement.

5.2.2
The Consultant agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings or other written, photographic or other tangible material containing Proprietary Information, whether created by the Consultant or others, which shall come into its custody or possession, shall be and are the exclusive property of the Company to be used by the Consultant only in the performance of its duties for the Company.

5.2.3
The Consultant's obligations under this Section 5.2 shall not apply to any information that (i) is generally known to the public at the time of disclosure or becomes generally known without Consultant violating this Agreement, (ii) is in the Consultant's possession at the time of disclosure without Consultant violating this Agreement, (iii) becomes known to the Consultant through disclosure by sources other than the Company without such sources violating any confidentiality obligations to the Company, or (iv) is independently developed by the Consultant without reference to or reliance upon the Company's Proprietary Information.

5.2.4
Upon termination of this Agreement or at any other time upon request of the Company, the Consultant shall promptly deliver to the Company all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials) containing or relating to Proprietary Information of the Company. After such delivery, the Consultant shall not retain any such materials or copies thereof.

5.3    Remedies

The Consultant acknowledges that any breach of the provisions of this Section 5 shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. The Consultant agrees, therefore, that, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of the Agreement by the Consultant and to seek both temporary and permanent injunctive relief (to the extent permitted by law). The Company may terminate this Agreement, effective immediately upon the giving of written notice, if the Consultant breaches or threatens to breach any provision of this Section 5.

6.	Independent Contractor Status

The Consultant shall perform all of its services under this Agreement as an “independent contractor” and not as an employee or agent of the Company. The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner. The Consultant shall not be entitled to any benefits, insurance coverage or privileges, including, without limitation, social security, unemployment, medical or pension benefits, made available to the employees of the Company.

7.    Notices

All notices required or permitted under this Agreement shall be in writing and shall be mailed, delivered, or faxed and confirmed in writing, addressed to the other Party at the address shown above, or at such other address or addresses as either Party shall designate to the other in accordance with this Section 7, and any such notices and other communications shall take effect at the time of receipt of the Notice.

8.    Entire Agreement; Amendment

This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement. This Agreement may be amended only by a written instrument executed by the Company and the Consultant.

9.    Governing Law

This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New Jersey, without regard to principles of conflicts of laws.

10.    Successors and Assigns

This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors and assigns, including any corporation with which, or into which, the Party may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Consultant are personal and shall not be assigned by Consultant without the Company's express written consent.

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IN WITNESS WHEREOF, each Party is signing this Agreement on the date stated below that Party's signature.

THE MEDICINES COMPANY

By:    /s/ Clive A. Meanwell____________
Name:     Clive A. Meanwell
Title:    Chairman and Chief Executive Officer
Dated:    July 6, 2012

STRATEGIC IMAGERY, LLC

By:     /s/ Robert G. Savage______________
Name:     Robert G. Savage
Title:    President
Dated:     July 6, 2012